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                     June 18, 2020

       Laura A. Francis
       Chief Operating Officer & Chief Financial Officer
       SI-BONE, Inc.
       471 El Camino Real, Suite 101
       Santa Clara, CA 95050

                                                        Re: SI-BONE, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 11,
2020
                                                            File No. 001-38701

       Dear Ms. Francis:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences